Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.
May 10, 2023
    Kinder Morgan, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.This Certificate of Amendment (the “Certificate of Amendment”) amends the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 8, 2015 (the “A&R Certificate of Incorporation”).
2.The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions to amend the A&R Certificate of Incorporation, by amending Article NINTH as set forth in paragraph 3 below.
3.Article NINTH of the A&R Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“NINTH: A director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (a) for any breach of a director’s or officer’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (c) of a director under Section 174 of the DGCL, (d) for any transaction from which a director or officer derived an improper personal benefit, or (e) of an officer in any action by or in the right of the Company. Neither amendment nor repeal of this Article Ninth nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article Ninth shall eliminate or reduce the effect of this Article Ninth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. In addition to the circumstances in which a director or officer of the Company is not personally liable as set forth in the foregoing provisions of this Article Ninth, a director or officer shall not be liable to the Company or its stockholders to such further extent as permitted by any law hereafter enacted, including without limitation any subsequent amendment to the DGCL.”
4.This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the DGCL.
5.All other provisions of the A&R Certificate of Incorporation shall remain in full force and effect.
6.This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.
[Signature Page Follows]

    IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.

By:    /s/ Adam S. Forman
Name: Adam S. Forman
Title: Vice President